EXHIBIT 10.2

MEMBER SERVICES AGREEMENT

This Member Services Agreement (this “Agreement”) is entered into and effective as of ________, 20__ (the “Effective Date”) by and between WEBDIGS, LLC a Minnesota limited liability company (the “Company”), and _______________ (“Contractor”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Company’s Member Control Agreement, dated May 1, 2007 (the “Member Control Agreement”).

RECITAL

The Company desires to engage Contractor to serve as its ________________________, and Agent, and Contractor desires to provide such services to the Company, pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the above recitals and the mutual covenants and conditions set forth in this Agreement, the Company and Contractor hereby agree as follows:

1.
Engagement. The Company hereby engages Contractor in those capacities set forth in the Recitals above, pursuant to the terms and conditions of this Agreement, to perform all of the duties and functions of said position and such other duties and functions as the Company may from time to time reasonably request (the “Services”). Contractor hereby accepts such engagement and agrees to perform and be available to perform such Services on a substantially full-time basis. Contractor understands that he or she is a Member of the Company, and is not an employee of the Company.

2.
Term of Service. Contractor’s engagement with the Company shall commence on the Effective Date and shall continue until terminated, pursuant to terms and conditions herein below. Contractor understands that this Agreement and his or her Services hereunder may be terminated at any time by the Company with or without cause. Contractor agrees to give no less than 30 days written notice to the Company prior to his or her resignation from any of the capacities set forth in the Recitals above.

3.
Duties. Contractor agrees to serve the Company faithfully and to the best of his or her ability, and shall devote substantially all of his or her full working time, attention and effort to the business of the Company during his engagement with the Company. Contractor also agrees that he or she shall not, during the course of performance of Services for the Company, without prior written approval of the Board of Governors, become an employee, member, director, officer, agent, partner of or consultant to, or a stockholder of (except a stockholder of a public company in which Contractor owns less than five percent (5%) of the issued and outstanding capital stock of such company) any company or other business entity which is a competitor, supplier or customer of the Company.

4.	Compensation, Benefits and Expenses.

4.1
Compensation. Beginning on the Effective Date, the Company shall pay Contractor compensation equal to $________, payable in accordance with the Company’s regular payroll cycle. This Agreement may be amended from time to time by agreement in writing between the Company and Contractor to adjust the compensation provided for herein, based on Contractor’s performance or the performance and financial situation of the Company.

4.2
Benefits. While providing Services to the Company, Contractor shall be entitled to participate in any of the Company’s employee benefits programs available to Members to the extent permitted by applicable federal or state tax law (i.e., to the extent that the Code permits a tax partner to participate in an employee benefits program). Contractor agrees to pay all applicable tax liabilities associated with such payments or benefits.

4.3
Guaranteed Payments. The Company and Contractor acknowledge and agree that the payments made to Contractor under Sections 4.1 and 4.2 constitute “guaranteed payments” within the meaning of Section 707(c) of the Code, and shall be treated as such for income tax purposes by the Company and Contractor. Contractor agrees that the Company shall not make any deductions, withholding or other contributions on account of Social Security, unemployment compensation, income tax or otherwise, under any federal, state or local law with respect to payments made to him under this Agreement. Contractor agrees and understands that he shall be solely responsible for the payment of all income, self-employment, and other applicable taxes that are due with respect to such payments.

4.4
Expense Reimbursement. The Company shall reimburse Contractor for business expenses reasonably incurred by Contractor in connection with the performance of Contractor’s duties hereunder, upon the presentation by Contractor of receipts and itemized accounts of such expenditures in accordance with the rules and regulations of the Internal Revenue Code and the Company’s expense reimbursement policies.

5.	Termination.

5.1
Termination. Notwithstanding anything contained herein to the contrary, this Agreement and Contractor’s engagement by the Company may be terminated by the Company or by Contractor, for any reason or for no reason, upon written notice to the other party. In the event of any such termination or a termination under Section 5.2 below, Contractor will retain his or her vested units and a prorated number of unvested units of those which would have vested at the end of the year of termination. All other unvested units shall be forfeited.

5.2
Termination Due to Death. This Agreement shall terminate immediately upon the event of Contractor’s death. In such event, Contractor’s estate or legal representative shall be paid any earned and unpaid compensation, if any, on a pro rata basis for the period through Contractor’s date of death.

6.
Grant of Units. In consideration of the Services, the Company is granting to Contractor, effective as of the Effective Date, a membership interest in the Company (which shall be a profits interest for federal income tax purposes, since no capital is being contributed by the Contractor in exchange for such membership interest and no credit will be ascribed to the Contractor’s capital account in consideration of the Services) consisting of ________ unvested Common Units of the Company. Of the ______ unvested units, ______ units shall vest on the one-year anniversary of this Agreement and _______ units shall vest on the two-year anniversary of this Agreement. Until any unvested units shall vest, they shall be treated as issued and outstanding for all purposes under the Member Control Agreement and applicable law, but shall be subject to immediate forfeiture pursuant to Section 5 hereof and in the event that Contractor materially breaches the provisions of this Agreement. In the event any units are forfeited, the Company shall be automatically entitled to cancel such units on its books and records without any payment or consideration with respect thereto.

7.	Confidential Information.

7.1
Definition. For purposes of this Agreement, “Confidential Information” means any information in any way related to the Company that Contractor has learned or developed since the Company’s inception and any information that Contractor learns or develops during the course of his Services to the Company that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use. Confidential Information includes, but is not limited to, information contained in or relating to technology and development plans or proposals, source code, marketing plans or proposals, strategies, financial statements, budgets, pricing formulas, customer and supplier information, employee information and other proprietary information of the Company, whether written, oral or communicated in another medium, whether disclosed directly or indirectly, whether disclosed prior to or after the date of this Agreement, whether originals or copies and whether or not legal protection has been obtained or sought under applicable law. Contractor shall treat all such information as Confidential Information regardless of its source and whether or not marked as confidential.

7.2
Restriction. Except as permitted by the Board of Governors, during the term of Contractor’s engagement with the Company (except as may be reasonable in conjunction with Contractor’s duties hereunder) and at all times thereafter, Contractor shall not directly or indirectly use or disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose without the prior written consent or authorization of the Board of Governors. Such restriction shall continue to be binding upon Contractor after termination and is an independent covenant. Contractor recognizes that the Confidential Information constitutes a valuable asset of the Company and hereby agrees to act in such a manner as to prevent its disclosure and use by any person unless such use is for the benefit of the Company. Contractor’s obligations under this Section 7 are unconditional and will not be excused by any conduct on the part of the Company, except prior voluntary approval of disclosure by the Company of the Confidential Information.

7.3
Return of Confidential Information. Upon the termination of Contractor’s engagement with the Company, for whatever reason, Contractor shall promptly deliver to the Company all originals and copies in his possession or control of all documents, records, software, media and other materials containing any Confidential Information.

8.	Inventions.

8.1
Obligation to Disclose. Contractor hereby agrees to disclose promptly to the Company (or any persons designated by it) all developments, designs, creations, improvements, original works of authorship, formulas, processes, know-how, techniques and/or inventions, (hereinafter referred to collectively as “Inventions”) (i) which are made or conceived or reduced to practice by Contractor, either alone or jointly with others, during the term of this Agreement, or which are reduced to practice during the period of twelve (12) months following the termination of this Agreement, that relate to in the present or future business of the Company; or (ii) which result from tasks assigned Contractor by the Company, or from Contractor’s use of the premises or other resources owned, leased or contracted by the Company.

8.2
Obligation to Assign. Contractor agrees that all such Inventions which the Company determines to be related to its business or its research or development, or which result from work performed by Contractor for the Company, shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries. Contractor further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries. To that end, Contractor will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefor and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or to persons or entities designated by the Company.

8.3
Scope. Contractor’s obligations under this Section 8 shall continue beyond the termination of this Agreement, but the Company shall compensate Contractor at a reasonable rate after such termination for time actually spent by Contractor at the Company’s request in providing such assistance. Any provision in this Agreement requiring Contractor to assign Contractor’s rights in any Invention to the Company shall not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Contractor’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Contractor for the Company.

9.
Non-Compete and Non-Solicitation. The Company and Contractor agree that the Company would be substantially harmed if Contractor competes with the Company during the one year period after termination of this Agreement or termination of Contractor’s Services hereunder. Therefore, the Company and Contractor agree as follows:

9.1
No Competing Business. During the term of this Agreement, and for a period of one year after the termination of this Agreement, regardless of the reason for such termination, Contractor agrees to not, directly or indirectly, engage in any business that is in competition with the Company, engaged in a similar business model, within the geographic area being served by the Company. Contractor also agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company. For purposes of this Agreement, the Company is in the business of providing products and services to facilitate and enhance sales of real estate, including real estate brokerage services, title and property insurance services, and mortgage brokerage services and may engage in other or additional businesses over time.

9.2
No Solicitation of Customers. During the term of this Agreement, and for a period of one year after the termination of this Agreement, regardless of the reason for such termination, Contractor agrees to not, directly or indirectly, solicit or work for any former or current customers of the Company, nor divert any business from the Company. Contractor agrees that for the same one year period after Contractor ceases working for the Company, Contractor shall not in any way contact, attempt to contact, interfere or attempt to interfere with the Company’s relationships with any of its customers. During the one year period after the termination of this Agreement, if any of the Company’s customers, without solicitation by Contractor, contact Contractor about performing work for said customer in any way related to the business of the Company, Contractor shall obtain written permission from the Company’s Board of Governors before performing such work.

9.3
No Solicitation of Employees.  During the term of this Agreement, and for a period of one year after the termination of this Agreement, regardless of the reason for such termination, Contractor agrees to not, directly or indirectly, solicit for employment, employ, or otherwise contract with for services, any of the Company’s employees, consultants or subcontractors on behalf of himself or any other person or entity.

9.4
No Employment with Customers. During the term of this Agreement, and for a period of one year after the termination of this Agreement, regardless of the reason for Contractor’s termination, Contractor shall not, directly or indirectly, become employed with or provide any services to any customer of the Company.

10.
Remedies for Breach of Agreement. Contractor recognizes that if he or she violates any portion of this Agreement, irreparable damage will result to the Company that could not be remedied by monetary damages. As a result, Contractor hereby agrees that in the event of any breach by him of any portion of this Agreement, or in the event of apparent danger of such breach, the Company shall be entitled, in addition to any other legal or equitable remedies available to it, to an injunction to restrain such breach, without the necessity of posting a bond or complying with any similar requirement.

11.	Tax Matters.

11.1
Section 83. Section 83 of the Internal Revenue Code of 1986 (the “Code”) provides that Contractor is not subject to federal income tax with respect to the grant of units described in Section 6 above until the forfeiture restrictions with respect to such units lapse. If Contractor chooses, he or she may make an election under Code Section 83(b), which would cause Contractor to recognize income in the amount of the excess (if any) of the fair market value of the granted units (determined as of the date of grant) over the purchase price (which, in this case, is zero). A Code Section 83(b) election must be filed with the Internal Revenue Service within 30 days after the date of grant, even if no tax is due because the fair market value of the granted units on the date of their grant equals $0.00. Contractor hereby acknowledges that it is his or her sole responsibility to timely file Code Section 83(b) election(s) and that failure to file a Code Section 83(b) election within the applicable 30-day period may result in the recognition of ordinary income when the forfeiture restrictions lapse (i.e., the one- and two-year anniversaries of the grant date), if ever. In this regard, the Company agrees to reasonably cooperate with Contractor to provide its valuation of the granted units (which may appear on a Form 1099 or Form W-2), if any, when Contractor determines to make a Code Section 83(b) election.

11.2
Withholding Requirements. As a condition to the award of granted units hereunder, the Company may withhold any tax (or other governmental obligation) arising from such award, the filing of a Code Section 83(b) election, or the lapse of forfeiture restrictions; and Contractor shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements, if applicable.

12.	Miscellaneous.

12.1
Integration. This Agreement embodies the entire agreement and understanding by and between the Company and Contractor relative to the subject matter hereof and supersedes all prior agreements and understandings relating to the same.

12.2.
Applicable Law. This Agreement and the rights of the Company and Contractor hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota. The venue for any action hereunder shall be in the State of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the Company and Contractor hereby consent to the jurisdiction of the courts of the State of Minnesota, County of Hennepin, and the U.S. District Court, District of Minnesota.

12.3	Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Company and Contractor.

12.4
Waiver. No waiver of any term, condition or covenant of this Agreement by the Company or by Contractor shall be deemed a waiver of any subsequent breaches of the same or other terms, conditions or covenants hereof by such party.

12.5	Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the parties hereto.

12.6
Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect. Moreover, if one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law.

12.7
Survival. The Company and Contractor acknowledge and agree that the provisions of this Agreement which by their terms extend beyond the termination of this Agreement and the termination of Contractor’s engagement hereunder shall continue in full force and effect notwithstanding termination of this Agreement or termination of Contractor’s engagement.

12.8
Binding Effect. Except as herein or otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, assigns and personal representatives; provided, however, that neither party may assign its rights or obligations hereunder without the prior written consent of the other party.

12.9
Notices. All notices, requests and other communications hereunder shall be given in writing and deemed to have been duly given or served if personally delivered, or sent by first class, certified mail, return receipt requested, postage prepaid, to the party at the address as provided below, or to such other address as such party may hereafter designate by written notice to the other party: (a) if to the Company, to the address of its then principal office, and (b) if to Contractor, to the address last shown in the records of the Company.

12.10	Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

[Remainder of this Page Blank. Signature Page Follows.]

The parties have executed this Member Services Agreement to be made effective as of the Effective Date.

COMPANY:

WEBDIGS, LLC:

Robert A. Buntz, Jr., Chief Manager

MEMBER:

[Signature Page to WebDigs, LLC / Member Services Agreement]